Exhibit 19
Insider Trading Policy
Last Updated: January 1, 2025
1. Purpose
The purpose of this Insider Trading and Regulation FD Policy (this “Policy”) is to help Philip Morris International Inc. and its subsidiaries (the “Company”) comply with U.S. federal and state securities laws, as well as similar laws in other countries where the Company does business, and to preserve the reputation and integrity of the Company.

Insider trading is illegal and prohibited. Insider trading occurs when a person who is aware of material non-public information (as defined in Section 5.2 below) about a company engages in transactions in that company’s securities or provides material non-public information to another person who may trade on the basis of that information.

This Policy applies to transactions in the Company’s common stock, as well as options, puts, calls or other derivatives, whether or not issued by the Company, or any other type of securities that the Company may issue, such as preferred stock, bonds, notes, convertible debentures and warrants (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material non-public information about that company in the course of your position with the Company.

2. Applicability
Company Personnel
This Policy applies to all directors, officers and employees of the Company and its subsidiaries and to those acting on behalf of the Company, such as auditors, agents, and consultants (collectively, “Company Personnel”). The use of “you” throughout this Policy speaks directly to Company Personnel.

Family Members
This Policy also applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities

(collectively referred to as “Family Members”). You are responsible for the transactions of Family Members and therefore you should inform your Family Members of the need to confer with you before they trade in Company Securities.

Controlled Entities
This Policy also applies to any entities or accounts that are under the influence or control of Company Personnel or their Family Members, or to which Company Personnel or their Family Members are a beneficiaries of, including corporations, partnerships or trusts (collectively, “Controlled Entities”), and transactions by such Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of the Company Personnel or Family Member.

Designated Employees
In addition, as specified in Section 5.3 of this Policy, Designated Persons (as defined in Section 5.3.1 below) are subject to additional restrictions relating to the prohibition of purchases and sales of Company Securities.

3. Policy Statement
Insider trading is prohibited without exception. Never trade Company Securities, directly or indirectly, while aware of material non-public information. Never share material non-public information with others outside the Company. Trading Company Securities is only permitted subject to the limitations and requirements set forth in this Policy.

4. Principles

•Integrity. PMI is committed to conducting business legally, ethically and with integrity. This requires compliance with all applicable securities laws.
•Fairness. Insider trading is unfair and undermines shareholders' and consumers' trust in PMI and its employees.

5. Requirements1
This Policy sets forth minimum requirements to ensure no activities take place that would violate applicable laws or regulations. Compliance with these requirements is mandatory.

5.1 Policy Prohibiting Insider Trading

•No Trading on Material Non-Public Information. If you are aware of material nonpublic information about the Company, you may not, directly or indirectly, engage in transactions in Company Securities.
•No Tipping. If you are aware of material non-public information about the Company, you may not communicate or pass (“tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” (the “tipper”), or communicates material non-public information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.
•Blackout Period. Designated Persons (as defined below) are restricted from trading in Company Securities during a Blackout Period (as defined below).
Moreover, if you, in the course of working for the Company, learn of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, you may not trade in, take advantage of, or share information about that company’s securities until the information becomes public or is no longer material.

1 If any applicable laws, regulations, or Affiliate policy documents are stricter than these requirements, then the stricter requirements must be followed. If you believe that any part of this policy is in conflict with local laws, contact your Legal & Compliance Department for guidance at PMI.EthicsandCompliance@pmi.com.

5.2. What is Material, Non-Public Information?

As a general rule, you should consider material information as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that frequently would be regarded as material are:
•A pending or proposed acquisition, sale, joint venture, merger or tender offer;
•Large contracts, renewals and terminations;
•Projected future PMI earnings or losses;
•Changes to earnings guidance or projections;
•A significant expansion or cutback of operations;
•Significant changes to vendor or supplier pricing;
•Extraordinary management or business developments;
•Changes in executive management;
•Major lawsuits or legal settlements;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•Extraordinary customer quality claims;
•The commencement or results of significant regulatory proceedings;
•The gain or loss of a major customer or supplier;
•Company restructuring;
•Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•The establishment, actual purchases, or the anticipated timing of purchases of a repurchase program for Company Securities;
•A significant change in pricing or cost structure;
•Major marketing changes;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•Regulatory approval of a significant new product, process, or service;
•Removal of a major product from the market;
•PMI’s imposition of a ban on trading in Company Securities or the securities of another company; or
•Impending bankruptcy or the existence of severe liquidity problems.

5.2.2. When Is Information Considered “Public”?

Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Filings with the U.S. Securities and Exchange Commission (the “SEC”) and press releases are generally regarded as public information. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one trading day has elapsed since the day on which the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

5.2.3. Confidentiality of Material, Non-Public Information

Company Personnel who have access to material, non-public information must take special precautions to keep it confidential, including by keeping all files and documents containing the material, non-public information, and may only disclose material, non-public information to other employees and external parties who need to know it to perform their jobs and have an obligation to maintain its confidentiality.

Any disclosure of material, non-public information may only be made by authorized spokespersons and must be made at the time and in the manner required to meet legal requirements, which may impact the timing or format of planned internal or external communications. Teams working on confidential projects may be required to take additional confidentiality precautions or maintain a list of individuals to whom sensitive information has been disclosed.

If you have any question as to whether information or material or is publicly available, please err on the side of caution and direct an inquiry to the Corporate Secretary.

5.3. Certain additional restrictions

5.3.1. Designated Persons

All Designated Persons are subject to the Blackout Periods and Pre-Clearance restrictions described in this Section 5.3. Designated Persons may not give trading advice of any kind about the Company, whether or not such Designated Person is aware of material non-public information.

The following are “Designated Persons”:
•All directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company (the “Section 16 Directors and Officers”).
•Family Members and Controlled Entities of directors and officers of the Company.
•Certain key financial and communications employees (designated individuals will be identified and contacted through a separate communication).
•Such other persons as may be designated from time to time by the Corporate Secretary (designated individuals will be identified and contacted through a separate communication).

5.3.2. Blackout Periods

Subject to Section 5.3.6 below, Designated Persons may not conduct transactions involving Company Securities during the following periods (the “Blackout Periods”):
•The period in any of the first, second, or third fiscal quarters commencing on the fifteenth day of the third calendar month, and in the fourth fiscal quarter commencing on the first day of the third calendar month (i.e., March 15, June 15, September 15 or December 1st) and ending after the first full trading day after the date of public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day after the markets open, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure; or
•Any other period designated in writing by the Corporate Secretary.

If you are made aware by the Corporate Secretary of the existence of an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person.

5.3.3. Pre-Clearance

All Designated Persons must clear transactions in Company Securities with the Corporate Secretary (or his/her designee) before the trade may occur. The Corporate Secretary may designate and provide notice to other key employees who may, from time to time, be subject to the pre-clearance procedures under this Policy.

Designated Persons must also clear gifts and other transfers of Company Securities, including 401(k) related transactions, with the Corporate Secretary before the gift or other transfer is made.

Designated Persons seeking to pre-clear a trade in the Company Securities must notify the Corporate Secretary (or his/her designee) in writing of the desire to conduct a trade at least two (2) business days before the date of the proposed transaction.

Designated Persons should be prepared to provide the dates on which the proposed transactions are expected to occur and to identify the broker-dealer or any other investment professional responsible for executing the trade. The Corporate Secretary (or his/her designee) will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination.

The Corporate Secretary (or his/her designee) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

If the Corporate Secretary (or his/her designee) has not responded to a request for preclearance, do not trade in the Company’s Securities.

If the request to trade is approved, the transaction must occur with two (2) business days after receipt of approval (so long as the transaction is not during a Blackout Period). If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction. Pre-clearance requests will not be granted during a Blackout Period.

Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction, Designated Persons may not trade in the Company Securities if he or she is aware of material, non-public information about the Company or any of the companies covered by this Policy. This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the Corporate Secretary.

5.3.4. Prohibited and Special Transactions

In addition to the other restrictions and prohibitions contained in this Policy, Designated Persons may not:
•Short-Term Trading: Sell any Company Securities of the same class during the six months following the purchase (or vice versa). Shares acquired through the Company’s equity plans and transactions with the Company are not subject to this restriction.
•Short Sales: Engage in short sales (selling securities that you do not own, with the intention of buying the securities to complete the transaction at a lower price in the future) of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits directors and officers from engaging in short sales.
•Publicly Traded Options: Engage in puts, calls, or other derivative Company Securities, on an exchange or in any other organized market.
•Hedging: Purchase a financial instrument or enter into any transaction that is designed to hedge, establish downside price protection or otherwise offset declines in the market value of Company Securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds) and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company Securities.
•Standing and Limit Orders: Place standing or limit orders on Company Securities outside of a properly established Rule 10b5-1 Plan.

In addition to the forgoing, Section 16 Directors and Officers may not:

•Pledging: Pledge, hypothecate, or otherwise encumber shares of Company Securities as collateral for indebtedness. This includes but is not limited to holding such shares in a margin account or any other account that could cause Company Securities to be subject to a margin call or otherwise be available as collateral for a margin loan.

5.3.5. Transactions under Company Plans

This Policy does not apply to the following, except as specifically noted:
•Stock Option Exercises: Exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.
•Restricted Stock and Restricted Stock Unit Awards: Vesting of restricted stock or of restricted stock units, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of restricted stock or of stock received upon the vesting of restricted stock units.
•401(k) Plan: Purchases of Company Securities in the Company’s 401(k) plan resulting from periodic contribution of money to the plan pursuant to standard payroll deduction elections.
•Employee Stock Purchase Plan: Purchases of Company Securities in any employee stock purchase plan resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that elections to participate by lump sum payment were made at the beginning of the applicable enrollment period. This Policy does apply, however, to elections to participate in the plan for any enrollment period, and to sales of Company Securities purchased pursuant to the plan.
•Other Similar Transactions: Any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

5.3.6. Planned Trading Programs

Rule 10b5-1 under the Exchange Act provides an affirmative defense, under certain conditions, against allegations that an insider traded in a company’s securities while aware of material, non-public Information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout and pre-clearance requirements.

Rule 10b5-1 Plans must be approved by the Corporate Secretary and meet the requirements of the Company’s Rule 10b5-1 Plan Guidelines, which can be obtained from the Corporate Secretary. Requests for approval must be submitted at least two weeks in advance of entry into the Rule 10b5-1 Plan.

5.3.7. Post-Termination Transactions

The Policy continues to apply to transactions in Company Securities even after your service with the

Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material non-public information when your employment terminates, you may not purchase or sell Company Securities until that information becomes public or is no longer material.

5.4. Consequences of Violation

Insider trading is a serious crime. There are no thresholds or limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice and lawsuits.

Individuals found liable for insider trading (and tipping) face penalties of up three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million.

Without regard to civil or criminal penalties that may be imposed by others, willful violation of this Policy and its procedures may constitute grounds for dismissal from the Company.

6. Exceptions
The Company does not allow exceptions to the Insider Trading Policy.

7. Compliance & Speaking Up

Violations of this Policy may lead to legal or disciplinary action against those involved, including termination of employment.
PMI employees may also ask questions, raise concerns, or report instances of observed or suspected misconduct, including non-compliance with this Policy or related Standards, by contacting any of the following:
•Your supervisor, department head, or affiliate or function leadership;
•Your PMI Compliance team key contact;
•The PMI Compliance team confidential email address at PMI.EthicsandCompliance@pmi.com; or
•The PMI Compliance Help Line, which is a third-party operated reporting channel available 24 hours a day, seven days a week, in all languages spoken at PMI. You can contact the Help Line online at www.compliance-speakup.pmi.com or by telephone at +1 303-623-0588. You many use the PMI Compliance Help Line anonymously, subject to local laws and regulations.
The Company does not tolerate retaliation against employees who speak up in good faith about a suspected compliance violation or cooperate with an investigation.
See PMI’s Global Speaking Up Policy (PMI 16-C) for more information.

8. Related Information
•Policy Documents:
oPMI Code of Conduct
oPMI Global Speak Up Policy (PMI 16-C)

9. Definitions

Blackout Period – The period in any of the first, second, or third fiscal quarters commencing on the fifteenth day of the third calendar month, and in the fourth fiscal quarter commencing on the first day of the third calendar month (i.e., March 15, June 15, September 15 or December 1st) and ending after the first full trading day after the date of public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day after the markets open, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure; or any other period designated in writing by the Corporate Secretary.

Company or PMI – Philip Morris International Inc. and its direct and indirect subsidiaries.
Company Securities – common stock, options, puts, calls or other derivatives (whether or not issued by the Company), or any other type of securities that the Company may issue, such as preferred stock, bond notes, convertible debentures and warrants.
Designated Persons – all directors and officers of the Company, their family members and their controlled entities, certain key financial and communications employees (who are identified and contacted through a separate communication) and other persons as may be designated from time to time by the Corporate Secretary (who are identified and contacted through a separate communication).
Insider trading – when a person who is aware of material, non-public information about a company transacts in that company’s securities or provides material non-public information to another person who may transact on the basis of that information.
Material information – any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•A pending or proposed acquisition, sale, joint venture, merger or tender offer;
•Large contracts, renewals and terminations;
•Projected future earnings or losses;
•Changes to earnings guidance or projections,;
•A significant expansion or cutback of operations;
•Significant changes to vendor or supplier pricing;
•Extraordinary management or business developments;
•Changes in executive management;
•Major lawsuits or legal settlements;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•Extraordinary customer quality claims;
•The commencement or results of regulatory proceedings;
•The gain or loss of a major customer or supplier;
•Company restructuring;
•Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•The establishment, actual purchases, or the anticipated timing of purchases of a repurchase program for Company Securities;
•A change in pricing or cost structure;
•Major marketing changes;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Regulatory approval of a new product, process, or service;
•Removal of product from the market;
•The imposition of a ban on trading in Company Securities or the securities of another company; or
•Impending bankruptcy or the existence of severe liquidity problems.
The Corporate Secretary is responsible for determining which information should be treated as material, non-public information.
Non-public information – information that has not been disclosed to the public. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Filings with the U.S. Securities and Exchange Commission (the “SEC”) and press releases are generally regarded as public information. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally, information should not be considered fully absorbed by the marketplace until after one trading day has elapsed since the day on which the information is released. Depending on the circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information. The Corporate Secretary is responsible for determining which information should be treated as material, non-public information.

Retaliation – when an individual is subject to adverse action because he or she makes a good faith complaint about an actual or potential violation of Company policy or the law or provides information or assistance in any investigation of a complaint.